Exhibit 99(s)(4)

SEI ALTERNATIVE INCOME FUND

Authorization for Officers to Execute Certain Instruments on Behalf of the Fund

VOTED:	That Glenn Kurdziel be, and he hereby is, authorized to execute a power of attorney in the form presented at this Meeting, appointing Robert A. Nesher, Timothy D. Barto, Katherine Mason, Brian Vargo and David F. McCann as his true and lawful attorneys, to execute in his name, place and stead, in his capacity as officer of the Fund, any registration statements or amendments thereto for the Fund under the provisions of the Investment Company Act of 1940, as amended, and/or the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission.